
Seeking exposure
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Learn about MLPC ETN.
c-tracksetns.com
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For a complete description of the risk factors associated with this investment refer to the pricing supplement (http://www.sec.gov/Archives/edgar/data/831001/000095010313005605/dp40868_424b2-mlp.htm).

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Links to www.c-tracksetns.com/ETN-Miller-Howard-MLP